Exhibit 10.42

Louis Severine

CEO

NYIAX, Inc.

79 Madison Avenue

New York, NY 10016

September 6, 2016

Richard Bush

Re: Offer of Employment: CTO/CPO

Dear Richard Bush:

As we discussed in my office, on August 22, 2016, we are extending to you an offer of employment as CTO/CPO. If you accept our offer of employment, the following terms and conditions will apply.

Your job responsibilities are as follows: Richard Bush, NYIAX, Inc. is offering you the title of CTO/CPO with duties and responsibility which are commensurate with the position. Below is an outline of duties which are expected to be part of yours duties; however this list is not exhaustive and other duties may be imposed upon you by the CEO and Board of Directors.

●	You will be responsible for the creation of and be spearheading Technology, Product, and Platform for NYIAX, Inc., Initial tasks to be carried out within your first 30 days of your employment, are as follows:

o	Assess current platform and product scope and direction; and

o	Assess technology vendors and need for additional vendors

●	Any additional hires to ensure the success of NYIAX, Inc. as a company in regards to platform and product.

●	Any additional duties that the CEO and Board may delegate to you from to time to time to ensure the success of NYIAX, its platform, and product.

●	Any additional duties that the CEO and Board may delegate to you from to time to ensure the success of NYIAX, its platform and product.

Please plan to begin work on September 20, 2016. You will report directly to the CEO, Louis Severine

Your beginning rate of compensation will be an annual salary of $250,000.00, which will be paid bi-weekly. A 20% of base bonus upon successful A round funding or Seed + funding of a minimum of $4 million dollars. Additionally, you will receive a yearly discretionary bonus of 20% of base to be paid on the anniversary of the employment start date.

pg. 1	NYIAX, Inc. Offer Letter - Confidential

You will be entitled to three (3) month severance package after one year of employment. All rights and obligations will be represented in accordance with standard company policies.

Further, Richard Bush will receive 1.5% of full dilutable equity of NYIAX, Inc. common stock which will vest over a 3 year period. Additional information on equity will be appended to the employment agreement through a Stock Grant Agreement.

You also will be reimbursed for the following out-of-pocket expenses, in accordance with our policies as may be changed from time to time:

- Travel expenses

- Meals

- Postage

- Cost of job-related seminars

- Any reasonable and necessary expenses

We also have a benefits package. You will be permitted to participate in the following benefits, in accordance with our policies as may change from time to time, and after meeting the applicable eligibility requirements, if any:

- Health insurance

- Life insurance

Additionally, you will be entitled to 3 weeks of paid vacation for each year of employment in accordance with our usual policies.

You will be entitled to 6 days, paid to be allocated for illness or personal business each year of employment in accordance with our sick leave policy which may be modified from time to time.

Your employment will not be for a defined duration or term, and it is understood that your employment is voluntary in nature and is employment-at-will. Therefore, either party may terminate the employment relationship at any time.

If the above terms meet with your understanding of our discussion, please contact me at your earliest convenience regarding whether or not you will accept our offer of employment. My phone number is 631-252-1699. Please, countersign the offer letter and email it to me at lseverine@nyiax.com. If you decide to accept our offer, we will formalize our discussion with an employment agreement. This letter itself does not constitute an employment agreement.

We are looking forward to the opportunity of working closely with you in the near future.

Sincerely,

Louis Severine

CEO

Louis Severine, CEO	Richard Bush
09/19/2016
Date	Date

pg. 2	NYIAX, Inc. Offer Letter - Confidential